Exhibit 10.27
January 10, 2025

Via Email (to [***])

Joy Corso
[***]
[***]

Dear Joy:

This letter confirms our previous conversations regarding the employment opportunity available to you with Sprinklr, Inc. (“Sprinklr” or the “Company”) and sets forth the terms and conditions of that employment.

1.The Company hereby offers you full-time employment as Executive Vice President and Chief Administrative Officer for Sprinklr commencing on or about January 13, 2025 (the “Start Date”), reporting to the President & Chief Executive Officer of the Company. During the period of your employment, you will (a) devote your entire working time at the direction of the Company or its affiliates, (b) use your best efforts to complete all assignments, and (c) adhere to the Company’s lawful written procedures and policies in place from time to time.
2.Subject to you commencing employment on the Start Date, you will be paid a cash signing bonus of $500,000 (the “Signing Bonus”), and the Company will recommend that the compensation committee of the Company’s board of directors (the “Compensation Committee”) grant you an award of restricted stock units (“RSUs”) in respect of 60,606 of common shares of the Company (the “Signing Award”). The Signing Bonus will be paid in the first regular payroll period following the Start Date as an advance payment and will only be earned after you have completed twelve (12) months of continuous employment following the Start Date. If, before the Signing Bonus is earned, your employment is terminated for Cause or if you resign without Good Reason, each as defined in the Sprinklr, Inc. Executive Severance and Change in Control Plan (effective May 1, 2019, as amended and restated on June 1, 2024) (as it may be further amended and/or restated from time to time, the “Severance Plan”), you must repay a pro-rata amount of the advanced pre-tax Signing Bonus based on the number of months during the twelve (12) month period you were not employed. The Signing Award will be granted to you on the 15th of the month following the month of your Start Date and will vest in full on June 15, 2025, provided that you remain in continuous employment through that date. The Signing Award will be subject to the terms and conditions under the Sprinklr, Inc. 2021 Equity Incentive Plan (the “Plan”) and the applicable grant notice and award agreement, and the Company’s policies in effect from time to time.
3.Your initial base salary will be USD $475,000 per year payable in accordance with the Company’s standard payroll schedule for salaried employees (including pay periods that currently occur twice per month), subject to standard withholding and payroll taxes. You will also be eligible to earn a discretionary annual bonus with a target of 90% of your base salary. The amount of this bonus will be subject to the terms and conditions of the Company’s Annual Bonus Plan. The amount of any bonus payment is dependent upon

Exhibit 10.27
Company achievement and individual performance, and the total amount of funds available for allocation and distribution pursuant to the Annual Bonus Plan will be determined by the Compensation Committee in its sole discretion. If awarded, bonus payments are generally payable in the quarter following the end of the Company’s ﬁscal year and in accordance with the Company’s regular pay practices. To be eligible, you must be actively employed on the date such bonus is paid. With your initial salary rate and target annual bonus, your total target annual earnings potential is USD $902,500.
4.The Company will recommend that the Compensation Committee grant you an award of RSUs and performance restricted stock units (“PSUs”) in respect of 666,668 common shares of the Company (the “Sign-On Equity Award”), with RSUs comprising 500,000 common shares of the Sign-On Equity Award (the “Sign-On RSUs”) and PSUs comprising 166,668 common shares of the Sign-On Equity Award (the “Sign-On PSUs”). The Sign-On Equity Award will be granted to you on the 15th of the month following the month of your Start Date. The vesting commencement date of your Sign-On RSUs will be on the first quarterly date (March 15, June 15, September 15 or December 15, each, a “Quarterly Date”) following the month of your Start Date. The Sign-On RSUs will vest over a four-year period as follows: one-fourth of the total shares subject to the award will vest one year from your vesting commencement date and the remainder will vest in twelve substantially similar equal installments on each Quarterly Date thereafter, subject to your continuous employment with the Company through each vesting date. The Sign-On PSUs will vest on terms substantially consistent with the vesting terms summarized in Exhibit A to this letter. The Sign-On Equity Award will be subject to the terms and conditions under the Plan and the applicable RSU and PSU grant notices and award agreements, and the Company’s policies in effect from time to time.
5.Beginning in calendar year 2025, and in the Company’s sole discretion, you will be considered for future equity incentive award grants consistent with any criteria the Company deems appropriate (each, a “Future Award”).
6.You will be eligible to participate in the Severance Plan effective as of your Start Date. A copy of the Severance Plan is included with this letter. The Severance Plan may be revised from time to time at the discretion of the Company’s board of directors. In addition to the benefits set forth in the Severance Plan, if you experience a Qualifying Termination (as defined in the Severance Plan) prior to the second anniversary of your Start Date and subject to your compliance with the requirements set forth in the Severance Plan, you shall receive accelerated vesting of the (a) Signing Award, such that the portion of such Signing Award that would have vested in the six (6) month period following your Qualifying Termination shall become immediately vested; (b) Sign-On RSUs, such that the portion of such Sign-On RSUs that would have vested in the six (6) month period following your Qualifying Termination shall become immediately vested; (c) Sign-On PSUs, such that one-sixth of the target number of shares subject to the Sign-On PSUs shall become immediately vested; and (d) Future Awards granted during such period, if any, such that (i) as to any such RSUs, the portion of such RSUs that would have vested in the six (6) month period following your Qualifying Termination shall become immediately vested, and (ii) as to any such PSUs with ongoing performance periods, one-sixth of the target number of shares subject to such PSUs shall become immediately vested.
7.Incentive and equity compensation granted under applicable plans will be subject to recoupment in accordance with the Company’s Incentive Compensation Recoupment Policy, as may be amended from time to time, or any other clawback policy that the

Exhibit 10.27
Company maintains or adopts that is applicable to similarly situated executives of the Company.
8.During your employment with the Company, you will work remotely from your home in Austin, Texas subject to your attendance of meetings at other Company offices and/or at other locations, as the Company many reasonably request. You specifically acknowledge that the position may require frequent travel to the Company’s headquarters located in New York, New York.
9.During your employment with the Company, you will be eligible to participate in all our then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels at its discretion. You will be eligible to participate in the Company’s vacation policies in effect from time to time. Currently, the Company offers a Flexible Paid Time Off (PTO) program under which PTO is not tracked, accrued, or carried over from year to year. PTO is to be arranged with your manager in accordance with the Flexible PTO policy.
10.By executing this letter, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company’s or its clients’ trade secrets, confidential and proprietary information, including client lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company. You also will be required to execute the Company’s Non-Disclosure and Invention Assignment Agreement annexed to this letter (the “NDA”), the terms of which are in addition to the terms of this letter. By executing this letter, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.
11.Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate your employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the Company, and such agreement is expressly acknowledged as an employment contract.
12.This letter, together with the Severance Plan and the NDA, contains the entire understanding between you and the Company, supersedes all prior agreements and understandings between you and the Company related to your employment, and is governed by the laws of the State of Texas. This letter may not be modified, changed, or altered except in writing signed by you and a duly authorized officer of the Company (other than you). If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes hereunder.

Exhibit 10.27
We are excited about your new opportunity with Sprinklr! Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms.

Here’s to an amazing journey together!

Agreed to and Accepted by: /s/ Joy Corso _____________________ Name: Joy Corso Date: January 10, 2025	Sincerely, /s/ Jacob Scott ______________________ Jacob Scott General Counsel

Exhibit A

Summary of Sign-On PSU Vesting Terms

[Intentionally omitted]

NON-DISCLOSURE AND INVENTION
ASSIGNMENT AGREEMENT

As an employee of Sprinklr, Inc., any of its subsidiaries, affiliates, or successors (collectively, the “Company”), and in consideration of the compensation now and hereafter paid to me, and the access to and knowledge of the Company’s trade secrets and Proprietary Information provided to me, the undersigned (“I”) hereby agree as follows in this Non-Disclosure and Invention Assignment Agreement (“Agreement”):
1. Maintaining Confidential Information
a. Company Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the President & Chief Executive Officer of the Company (the “President & CEO”) or the President & CEO’s designee, any Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including, without limitation, all trade secrets, proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers,

Exhibit 10.27
consultants or licensees, in whatever form. Notwithstanding the foregoing, “Proprietary Information” shall not include (i) information which is at the time of disclosure, or which subsequently becomes through no fault of mine, generally available to the public; (ii) information which I received from third parties who were not under any direct or indirect obligation of confidentiality; and (iii) information which the Company has disclosed to third parties without any obligation of confidentiality. I acknowledge that Proprietary Information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
b. Third Party Information. I recognize that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree during the term of my employment and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express prior written authorization of the President & CEO.
c. Ownership. I acknowledge and agree that the Proprietary Information constitutes valuable, special and unique assets of the Company, and that the Proprietary Information is and shall remain at all times the sole and exclusive property of the Company and is vital to the successful operation of the Company’s business. Notwithstanding the foregoing, I shall maintain ownership and use of my rolodex and other address books (and electronic equivalents), and copies of documents relating to my personal entitlements and obligations.
d. Protected Activity Not Prohibited. I understand that nothing in this Agreement limits or prohibits me from (a) filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by law enforcement or any federal, state or local government agency, entity, or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, Company; or (b) disclosing or communicating information to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, provided that (i) in each case such communications and disclosures are consistent with applicable law and (ii) the information subject to such disclosure was not obtained by me through a communication that was subject to the attorney client privilege or otherwise constitutes attorney work product, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. 205.3(d)(2), applicable state attorney conduct rules, or otherwise. I also understand that nothing in this Agreement prohibits me from discussing or disclosing information (either orally or in writing) that is expressly prohibited from being the subject of employee nondisclosure

Exhibit 10.27
obligations under applicable law, such as information about possible or actual unlawful acts in the workplace, including harassment or any other conduct or violation of any U.S. federal, state or local law, regulation, or public policy, or from speaking with an attorney regarding the same. Any agreement in conflict with the foregoing is hereby deemed amended to be consistent with this Section.
2. Retaining and Assigning Inventions and Original Works
a. Inventions and Original Works Retained by Me. I represent that I have no inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company which relate to the Company Business (as defined below), which belong to me (collectively, the “Prior Inventions”). If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have an non-exclusive, royalty free, irrevocable, perpetual, or world-wide license to make, have made, sublicense, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.
b. Inventions and Original Works Assigned to the Company.
(i) I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will transfer, convey, release and assign to the Company all my right, title, and interest, if any, in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am employed by the Company and which relate to the Company Business.

(ii) If I have been employed by the Company for any period of time prior to the execution of this Agreement, by execution of this Agreement I hereby transfer, convey, release and assign to the Company all my right, title and interest, if any, in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets which relate to the Company Business and which I have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time that I have been employed by the Company. The inventions, original works of authorship, developments, concepts, improvements, or trade secrets referred to in Subsections (i) and (ii) above are collectively referred to as the “Inventions”.

(iii) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

c. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States government or any of its agencies.

d. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure and enforce the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual

Exhibit 10.27
property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3. Returning Company Documents. I agree that, at the time of leaving the employ of the Company for whatever reason or circumstance, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all Proprietary Information as well as any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to promptly sign and deliver to the Company a certificate confirming my compliance with all terms of this Section 3 in a form reasonably satisfactory to the Company.
4. Representations; Covenants.
a. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement (i) to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by with the Company, or (ii) to assign Inventions to any former employer or any other third party. I will not disclose to the Company or use on its behalf any confidential information belonging to others. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.
b. Employee and Agent Non-Solicitation. To the extent permitted by applicable law, because of the trade secret subject matter of the Company Business and my role with the Company, I agree that during the term of my employment with the Company or its affiliates and for a period of twelve (12) months following the termination of such employment, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, other than in the good faith performance of my duties in my role with the Company, either directly or through others, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person then employed by the Company, or any person or entity engaged by the Company as a consultant or independent contractor, or any person or entity who has left the employment of the Company or ceased providing services to the Company within the preceding six (6) months, to terminate such person’s or entity’s relationship with the Company, or to perform services for any other entity, even if I did not initiate the discussion or seek out the

Exhibit 10.27
contact. Notwithstanding the foregoing in this sub-section, I am not prohibited from any of the following: (i) at any time during, or in the twelve (12) months after, my employment with the Company, serving upon request as a reference, so long as I do not have a business relationship with the person to whom the reference is being given; or (ii) following the termination of my employment with the Company and for twelve (12) months thereafter, for me or any subsequent employer of mine to solicit by means of a general advertisement of employment not directed at any particular employee or agent of the Company or the employees of the Company generally and, under such circumstances, for me or any subsequent employer of mine to hire such employee or agent who responds to such advertisement solely on his or her own initiative.
c. Non-Solicitation of Customers; Conflicting Services. In order to protect the Company’s legitimate business interests, I agree that during the period of my employment and for the twelve (12) month period after the date my employment ends for any reason, including voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:
i. solicit, induce, encourage, or participate in an attempt to induce any Customer or Potential Customer (as defined below) to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company;
ii. solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or
iii. perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer (except as prohibited by law).

d. Non-Competition. In order to protect the Company’s legitimate business interests, for the twelve (12) month period after the date my employment ends for any reason, including voluntary termination by me or involuntary termination by the Company (except as prohibited by law), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory, nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.
e. Non-Disparagement. During and after your employment, you agree not to disparage Sprinklr, including any of its respective officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to the Company or its business, business reputation or personal reputation. Notwithstanding the foregoing in this paragraph, you may respond accurately and fully to any question, inquiry, or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of any applicable law or regulation or as set forth in the Section of this Agreement entitled “Protected Activity Not Prohibited.”
f. Definitions.
i. “Restricted Territory” means (A) all counties in Texas; (B) all other states or districts of the United States of America in which the Company provided goods or services, had Customers, or otherwise conducted business at any time during the two-year period before the date of the termination of my relationship with the Company; and (C) any other countries in which the Company provided goods or services, had Customers, or otherwise

Exhibit 10.27
conducted business at any time during the two-year period before the date of the termination of my relationship with the Company.
ii. “Customer or Potential Customer” is any person or entity who or which used or inquired of the Company’s services at any time during the two-year period preceding the termination of my employment with the Company. Upon my request following such termination, the Company will make reasonable efforts to clarify whether a person or entity is a Customer or Potential Customer.
iii. “Company Business” means Customer Experience Management (CXM), including, but not limited to, a software as a service (SaaS) platform combining applications for social media marketing, social advertising and engagement, content management and marketing, collaboration, employee advocacy, competitive insights, customer service and care, social media research, crisis management, social media monitoring and listening, customer relationship management capabilities and integrations, contact center as a service (CCasS) capabilities, artificial intelligence relating to each of the aforementioned categories, and any other business or demonstrably anticipated business conducted by the Company during and through the end of my employment.
iv. “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that competes with Company in the Company Business.
5. Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 1 through 4 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to seek specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.
6. General Provisions
a. Employment at Will. This Agreement is not an employment agreement. I understand that the Company may terminate my employment at any time, with or without cause, subject to the terms of any separate written agreement duly executed by both parties.
b. Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (i) I have the right to consult with counsel before signing this Agreement, (ii) I will derive significant value from the Company’s agreement to provide me with Proprietary Information to enable me to optimize the performance of my duties to the Company, and (c) that my fulfillment of the obligations contained in this Agreement, including my obligation neither to disclose nor to use Proprietary Information other than for the Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect the Proprietary Information and, consequently, to preserve the value and goodwill of the Company. I agree that (y) this Agreement does not prevent me from earning a living or pursuing my career, and (z) the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, the Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided herein, the Company and I agree that this Agreement will be automatically modified to provide the Company with the maximum

Exhibit 10.27
protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.
c. Governing Law. This Agreement will be governed by the laws of the State of Texas without giving effect to the conflicts of law principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the jurisdiction of the state courts of the State of Texas for any actions, suits or proceedings arising out of or relating to this Agreement. The prevailing party in any litigation hereunder shall be entitled to recover all its legal costs (including without limitation, legal fees and expenses and court costs) in connection with such action.
d. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
e. Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable by a court of competent jurisdiction, then the remaining provisions will continue in full force and effect.
f. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
g. Survival; Notification. The provisions of this Agreement shall survive any termination of the employment or consulting relationship between myself and the Company, regardless of the reason for such termination. The Company may notify anyone employing or engaging me at any time of the provisions of this Agreement.

/s/ Joy Corso
___________________

Name: Joy Corso

Date: January 10, 2025